Adamis Pharmaceuticals Corporation S-8

EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2014, relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) which report appears in the annual report on Form 10-K of the Company for the years ended March 31, 2014 and 2013 and includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN McCANN P.C.

Boca Raton, Florida
January 28, 2015